Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”), effective as of May 22, 2018 (the “Effective Date”), is entered into by and between Martin S. Hughes (the “Employee”) and Redwood Trust, Inc., a Maryland corporation (the “Company”), and amends and restates in its entirety that certain Amended and Restated Employment Agreement by and between the Employee and the Company dated as of February 22, 2017 (the “Prior Agreement”).

The Employee has announced his retirement from the position of Chief Executive Officer of the Company effective as of the Effective Date, and the Company desires to establish its right to the continued employment of the Employee, in the capacity, on the terms and conditions, and subject to the rights of termination hereinafter set forth, and the Employee is willing to accept such employment in such capacity, on such terms and conditions, and subject to such rights of termination.

In consideration of the mutual agreements hereinafter set forth, the Employee and the Company have agreed and do hereby agree as follows:

1.                  Employment and Responsibilities. During the Term, the Employee shall serve as an employee of the Company with the title “Advisor to the Chief Executive Officer,” reporting to the Chief Executive Officer of the Company. The Employee does hereby accept and agree to such employment. The Employee’s duties (the “Employee’s Duties”) shall be those set forth on Exhibit A and such other duties as may be determined from time to time after consultation between the Chief Executive Officer and the Board of Directors of the Company (the “Board”). The Employee shall devote such time, energy and skill to the performance of his duties for the Company and for the benefit of the Company as may be necessary or required for the effective conduct and operation of the Company’s business. Furthermore, the Employee shall act only in good faith and exercise due diligence and care in the performance of his duties to the Company under this Agreement. The Employee agrees that neither his change in position from Chief Executive Officer of the Company to Advisor to the Chief Executive Officer nor any action taken by the Company in connection therewith (including without limitation the appointment of a new Chief Executive Officer of the Company) will constitute a termination of his employment without Cause (as defined in the Prior Agreement) or an event giving rise to Good Reason (as defined in the Prior Agreement) for purposes of the Prior Agreement or any other agreement between him and the Company.

2.                  Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through May 22, 2020 (the “Term End Date”), unless earlier terminated as set forth herein.

3.                  Compensation. Subject to and conditioned upon the Employee’s execution and delivery to the Company of an effective release of claims in substantially the form attached hereto as Exhibit B within twenty-one (21) days following the Effective Date and non-revocation of such release during any applicable revocation period:

(a)               Base Salary. During the Term, the Company shall pay the Employee, and the Employee agrees to accept from the Company, in payment for his services to the Company an annual base salary at the rate of $150,000 per year, paid in accordance with the customary payroll practices of the Company (the “Base Salary”).

(b)              2018 Performance Bonus. The Employee shall be eligible to receive a 2018 annual cash bonus with respect to the portion of the 2018 calendar year prior to the Effective Date, in accordance with the 2018 annual bonus program established by the Board (or the Board’s Compensation Committee) for the Company’s executive officers; provided, however, that (1) to the extent a bonus becomes payable under this Section 3(b), it will be prorated to reflect the Employee’s time served as Chief Executive Officer between January 1, 2018 and May 22, 2018 (the “Bonus Eligibility Period”) and (2) the determination of the Employee’s achievement of his 2018 individual performance goals shall be determined by the Board (or the Board’s Compensation Committee) based on the Employee’s 2018 individual goals as presented at the March 20, 2018 Compensation Committee meeting. The Board (or the Board’s Compensation Committee) in its discretion will determine whether such annual bonus will be paid, the amount of such bonus and its form of payment. The Employee’s 2018 prorated target annual bonus amount is 175% of the portion of his base salary paid with respect to the Bonus Eligibility Period (the “Prorated Target Bonus”). If the Board determines in its discretion that the Employee’s performance meets or exceeds the criteria established by the Board for the award of a Prorated Target Bonus, the Board may award the Employee the Prorated Target Bonus or a higher amount. Likewise, if the Employee’s performance does not meet said criteria, the Board may award a lesser amount, or no bonus may be awarded. Unless otherwise provided in this Agreement, the Employee’s eligibility to receive any bonus under this Section 3(b) shall be expressly conditioned on, among other things, the Employee remaining employed with the Company up through any designated distribution date set by the Board for 2018 annual bonuses (currently contemplated to be early March 2019).

(c)               Equity Incentive Awards. To the extent Company equity awards granted to the Employee prior to the Effective Date remain outstanding and unvested as of the Effective Date (each, a “Company Equity Award”), each such Company Equity Award shall, during the Term, remain outstanding and, as applicable, continue to vest in accordance with its terms. During the Term, the Employee shall not be eligible to receive new grants of equity-based long-term incentive awards. In the event of a Change of Control (as defined in the Redwood Trust, Inc. Executive Deferred Compensation Plan) in which the surviving or acquiring corporation does not assume the Executive’s outstanding equity-related awards (including options and equity-based awards granted both before and after the Effective Date) or substitute similar equity-related awards, such equity-related awards shall immediately vest and become exercisable if the Executive’s service with the Company has not terminated before the effective date of the Change of Control; provided, however, that the foregoing provision shall only apply if the Company is not the surviving corporation or if shares of the Company’s common stock are converted into or exchanged for other securities or cash.

(d)              Annual Review. The Employee’s performance shall be reviewed at least annually. The performance evaluations shall consider and assess the Employee’s performance of his duties and responsibilities, the timely accomplishment of existing performance objectives, his level of efficiency and overall effectiveness and/or other factors or criteria that the Company, in its sole discretion, may deem relevant. The frequency of performance evaluations may vary depending upon, among other things, length of service, past performance, changes in job duties or performance levels.

4.                  Fringe Benefits. The Employee shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its employees, and the Employee shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Board. For purposes of the Company benefit plans, the Employee will be considered a Managing Director-level employee.

(a)               Benefit Plans. The Employee shall be entitled to participate in any benefit plans relating to pension, thrift, profit sharing, life insurance, medical coverage, education, deferred compensation or other retirement or employee benefits available to other employees of the Company, subject to any restrictions (including waiting periods) specified in such plans and/or related individual agreements.

(b)              Paid Time Off. The Employee shall be entitled to twenty-five (25) days of paid time off (“PTO”) per calendar year pursuant to the Company’s policies applicable to similarly situated employees of the Company, as in effect from time to time and consistent with the Employee’s satisfactory performance of the duties set forth in Section 1; provided, however, that the Employee may only accrue up to a maximum of fifty (50) days of PTO. The Employee may use PTO for any reason, including vacation, sick time, personal time and family illness. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Employee. Subject to the forgoing, on any day when the Employee’s duties do not require Employee to work, Employee may take a PTO day notwithstanding that at such time Employee does not have a positive PTO accrual.

5.                  Business Expenses. The Company shall reimburse the Employee for any and all necessary, customary and usual expenses, properly receipted in accordance with Company policies, incurred by the Employee on behalf of the Company during the Term.

6.                  Termination of the Employee’s Employment.

(a)               Death. If the Employee dies while employed by the Company, his employment shall immediately terminate. The Company’s obligation to pay the Employee’s Base Salary shall cease as of the date of the Employee’s death, and any unpaid Base Salary payable with respect to any period prior to the termination date, and any previously awarded bonus unpaid as of the termination date shall be paid to the Employee’s estate. The Employee’s beneficiaries or his estate shall receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect. All equity-related awards with time-based vesting, including deferred or restricted stock units, shall vest in full. All equity-related awards with performance-based vesting, including performance stock units, shall remain outstanding and shall continue to be eligible to vest and become payable based on the number of target shares and the performance goals set forth in the applicable award agreement by which such awards are evidenced. In addition, in the event the Employee dies in calendar year 2018, then within fifteen (15) days of the Employee’s death, the Company shall pay to the Employee’s estate an incentive performance bonus equal to the Prorated Target Bonus.

(b)              Disability. If, as a result of the Employee’s incapacity due to physical or mental illness (“Disability”), the Employee shall have been absent from the full-time performance of his duties with the Company for six (6) consecutive months, and, within thirty (30) days after written notice is provided to him by the Company, he shall not have returned to the full-time performance of his duties, the Employee’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which the Employee is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay the Employee his Base Salary at the rate in effect at the commencement of such period of Disability. The Company’s obligation to pay the Employee’s Base Salary shall cease as of the date of the such termination, and any unpaid Base Salary payable with respect to any period prior to the termination date, and any previously awarded bonus unpaid as of the termination date shall be paid to the Employee. Subsequent to such termination, the Employee’s benefits shall be determined under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs. In addition, in the event such termination occurs in calendar year 2018, then within fifteen (15) days of such termination, the Company shall pay to the Employee an incentive performance bonus equal to the Prorated Target Bonus. The Employee, the Employee’s beneficiaries or his estate shall receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect. All equity-related awards with time-based vesting, including deferred or restricted stock units, shall vest in full. All equity-related awards with performance-based vesting, including performance stock units, shall remain outstanding and shall continue to be eligible to vest and become payable based on the number of target shares and the performance goals set forth in the applicable award agreement by which such awards are evidenced.

(c)               Termination by the Company for Cause. The Company may terminate the Employee’s employment under this Agreement for Cause, at any time prior to the Term End Date. For purposes of this Agreement, “Cause” shall mean (i) the Employee’s material failure to substantially perform the reasonable and lawful duties of his position for the Company, which failure shall continue for thirty (30) days after notice thereof by the Company to the Employee; (ii) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Employee in respect of the performance of his duties hereunder, his fiduciary obligations or otherwise relating to the business of the Company; (iii) the habitual or repeated neglect of his duties by the Employee; (iv) the Employee’s conviction of a felony; (v) theft or embezzlement, or attempted theft or embezzlement, of money or tangible or intangible assets or property of the Company or its employees, customers, clients, or others having business relations with the Company; (vi) any act of moral turpitude by the Employee injurious to the interest, property, operations, business or reputation of the Company; or (vii) unauthorized use or disclosure of trade secrets or confidential or proprietary information pertaining to Company business. However, the termination of the Employee’s employment shall not be deemed to be for Cause unless and until there has been delivered to the Employee a copy of a resolution duly adopted by the Board (after reasonable notice is provided to the Employee and the Employee is given an opportunity to be heard by the Board), finding that, in the good faith opinion of the Board, the Employee’s conduct met the standard for termination for Cause. In the event of a termination under this Section 6(c), the Company will pay only the portion of Base Salary or previously awarded bonus unpaid as of the termination date. Fringe benefits which have accrued and/or vested on the termination date will continue in effect according to their terms.

(d)              Termination by the Company Without Cause. The Company may terminate the Employee’s employment hereunder at any time prior to the Term End Date without Cause upon thirty (30) days written notice to the Employee or pay in lieu thereof. In the event of a termination under this Section 6(d), the Employee shall be entitled to the benefits set forth in Section 7.

(e)               Termination by the Employee.

(i)                 The Employee may at any time prior to the Term End Date terminate his employment hereunder for any reason or no reason by giving the Company notice in writing not less than thirty (30) days in advance of such termination. The Employee shall have no further employment obligations to the Company after the effective date of termination, as set forth in the notice. Fringe benefits which have accrued and/or vested on the termination date will continue in effect according to their terms. Subject to the following paragraph (ii), in the event of a termination by the Employee under this Section 6(e), the Company will pay only the portion of Base Salary or previously awarded bonus unpaid as of the termination date.

(ii)              If both: (x) the Employee gives notice in writing to terminate his employment hereunder in accordance with the immediately preceding paragraph (i); and (y) the Company does not within thirty (30) following receipt of such notice notify the Employee in writing that it intends to terminate the Employee for “Cause” in accordance with Section 6(c) of this Agreement; then Employee’s termination shall be deemed a “Retirement” under, and as that term is defined in, any then-outstanding Performance Stock Unit Award Agreement between the Employee and the Company, subject to the provisions of any such Performance Stock Unit Award Agreement that provide the Compensation Committee of the Board with the discretion to determine whether such a termination of employment is a “Retirement” for purposes of any such Performance Stock Unit Award Agreement.

(f)                Termination Due to Expiration of Agreement. Upon a termination of the Employee’s employment with the Company due to the expiration of the Term on the Term End Date, the Employee shall not be entitled to the benefits set forth in Section 7. In the event of a termination by the Employee under this Section 6(f), the Company will pay only the portion of Base Salary unpaid as of the termination date. Fringe benefits which have accrued and/or vested on the termination date will continue in effect according to their terms.

7.                  Compensation Upon Termination by the Company Without Cause.(a)

(a)               Severance. If the Employee’s employment is terminated by the Company prior to the Term End Date without Cause, the Employee shall be entitled to the following benefits:

(i)                 Payment of Unpaid Base Salary. The Company shall immediately pay the Employee any portion of the Employee’s Base Salary through the date of termination or previously awarded bonus not paid prior to the termination date.

(ii)              Severance Payment. The Company shall pay the Employee the remaining Base Salary that would have been payable for the remainder of the Term (had the Employee remained employed hereunder). In addition, in the event the Employee’s termination of employment without Cause occurs prior to payment of his 2018 annual bonus, the Company shall pay to the Employee a severance amount equal to the Prorated Target Bonus.

(iii)            Equity Awards. All Company Equity Awards that vest solely based on the passage of time and remain outstanding on the date of termination shall accelerate and vest as of the date of termination to the extent they would have become vested had the Employee remained employed through the Term End Date (but not thereafter). All Company Equity Awards that vest in whole or in part on the achievement of applicable performance goals (“Performance-Based Company Equity Awards”) and remain outstanding on the date of termination shall remain outstanding and eligible to vest in accordance with their terms as though the Employee had remained employed through the Term End Date (but not thereafter).

For the avoidance of doubt, all such Company Equity Awards shall remain outstanding and eligible to vest following the date of termination and shall actually vest and become non-forfeitable (1) with respect to Company Equity Awards that vest solely based on the passage of time, upon the effectiveness of a release (as described in Section 7(c)) or (2) with respect to Performance-Based Company Equity Awards, in accordance with their terms and subject to the effectiveness of a release (as described in Section 7(c)).

(iv)             Continuation of Fringe Benefits. Until November 30, 2021, the Company shall provide or reimburse the Employee, his spouse and his eligible dependents for healthcare coverage upon terms substantially similar to those in effect on the last day of the Term based on the Employee’s elections then in effect (“Continued Coverage”); provided that if such Continued Coverage would result in penalties under the Internal Revenue Code (as amended, the “Code”), the Public Health Service Act or the Patient Protection and Affordance Care Act then the Company may in its sole discretion provide that the Company shall pay to the Employee, on an after-tax basis, a monthly amount equal to the full premium cost of the Continued Coverage for such month. The Employee shall be required to provide complete and accurate documentation evidencing the Employee’s actual premium payments for continued healthcare coverage in order to receive reimbursement from the Company pursuant to this Section 7(a)(iv).

(v)               Payment/Benefit Limitation. If any payment or benefit due under this Agreement, together with all other payments and benefits that the Employee receives or is entitled to receive from the Company or any of its subsidiaries, affiliates or related entities, would (if paid or provided) constitute an “excess parachute payment” for purposes of Section 280G of the Code, the amounts otherwise payable and benefits otherwise due under this Agreement will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code (and therefore, no portion thereof will be subject to the excise tax imposed under Section 4999 of the Code), whichever of the foregoing amounts, taking into account applicable federal, state and local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Employee, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and/or benefits may be subject to the excise tax imposed under Section 4999 of the Code. Unless otherwise specified in writing by the Employee, in the event that the payments and/or benefits are to be reduced pursuant to this Section 7(a)(v), such payments and benefits shall be reduced such that the reduction of cash compensation to be provided to the Employee as a result of this Section 7 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two (2) economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero (0). All determinations required to be made under this Section 7(a)(v) shall be made by the Company’s independent public accounting firm (or such other nationally recognized public accounting firm as may be selected by the Company and to which selection the Employee consents (such consent not to be unreasonably withheld)) which shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a payment or benefit subject to this Section 7(a)(v), or such earlier time as is requested by the Company.

(b)              No Mitigation Required; No Other Entitlement to Benefits Under Agreement. The Employee shall not be required in any way to mitigate the amount of any payment provided for in this Section 7, including, without limitation, by seeking other employment, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation earned by the Employee as the result of employment with another employer after the termination date of employment, or otherwise. Except as set forth in this Section 7, following a termination governed by this Section 7, the Employee shall not be entitled to any other compensation or benefits set forth in this Agreement.

(c)               Release Agreement. As a condition of receiving any of the payments, vesting and benefits set forth in this Section 7, the Employee shall be required to execute a mutual release agreement in the form attached hereto as Exhibit C or Exhibit D, as appropriate, and such release agreement must have become effective in accordance with its terms within sixty (60) days following the termination date. The Company, in its sole discretion, may modify the term of the required release agreement to comply with applicable state law and may incorporate the required release agreement into a termination agreement or other agreement with the Employee.

(d)              Timing of Severance Payments. Notwithstanding any other provision of this Agreement, all cash severance payments provided under this Agreement in connection with the termination of the employment of the Employee shall be payable on the date that is six (6) months after the termination date.

8.                  [INTENTIONALLY OMITTED]

9.                  Noncompetition Provisions.

(a)               Noncompetition. The Employee agrees that during the Term prior to any termination of his employment hereunder, he will not, directly or indirectly, without the prior written consent of a majority of the non-employee members of the Board, manage, operate, join, control, participate in, or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System), partner, or other equity holder with, or as an officer, director or employee of, any real estate or mortgage investment organization whose business strategy is competitive with that of the Company, as determined by a majority of the non-employee members of the Board. It is further expressly agreed that the Company will or would suffer irreparable injury if the Employee were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Employee further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Employee from competing with the Company or any subsidiary or affiliate of the Company, in the areas of business set forth above, in violation of this Agreement.

(b)              Duty to Avoid Conflict of Interest. During his employment by the Company, the Employee agrees not to engage or participate in, directly or indirectly, any activities in conflict with the best interests of the Company. The Company shall be the final decision-maker with regard to any conflict of interest issue.

(c)               Right to Company Materials. The Employee agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Materials”) used, prepared, or made available to the Employee shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, the Employee shall immediately return to the Company all Company Materials, and the Employee shall not make or retain any copies thereof.

(d)              Non-solicitation. The Employee promises and agrees that he will not directly or indirectly solicit any of the Company’s employees to work for any competing real estate or mortgage investment organization as determined under Section 9(a) during his employment by the Company and for a period of one (1) year following the occurrence of any event entitling the Employee to payments and benefits, provided the Company makes all such payments when due according to the provisions herein, including, without limitation, if applicable and when due, any payments or vesting and delivery of shares of common stock underlying equity awards provided for in Section 7 of this Agreement.

(e)               Non-disparagement. During his employment with the Company and thereafter, the Employee agrees not to make negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Company or any of its affiliates or any of the officers, directors, managers, employees, services, operations, investments or products of the Company or any of its affiliates. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s or entity’s respective business, business reputation, business operations, or personal reputation.

(f)                Confidential and Proprietary Information.

(i)                 It is hereby acknowledged that the Employee has and shall gain knowledge of trade secrets and confidential information owned by or related to the Company and/or its affiliates including but not limited to the following: (i) the names, lists, buying habits and practices of customers, clients or vendors, (ii) marketing and related information, (iii)

relationships with the persons or entities with whom or with which the Company has contracted, (iv) their products, designs, software, developments, improvements and methods of operation, (v) financial condition, profit performance and financial requirements, (vi) the compensation paid to employees, (vii) business plans and the information contained therein, and (viii) all other confidential information of, about or concerning the Company, the manner of operation of the Company and other confidential data of any kind, nature or description relating to the Company (collectively, the “Confidential Information”). Confidential Information does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by the Employee; or (B) becomes available to the Employee on a non-confidential basis after the termination or expiration of the Employee’s obligations under this Agreement from a source other than the Company, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information; or (C) is independently developed after the termination or expiration of the Employee’s obligations under this agreement without reference to the Confidential Information, provided such independent development can reasonably be proven by the Employee by written records.

(ii)              The parties hereby acknowledge that the Confidential Information constitutes important, unique, material and confidential trade secrets which affect the successful activities of the Company, and constitute a substantial part of the assets and goodwill of the Company. In view of the foregoing, the Employee agrees that he will not at any time whether during or after the term of this Agreement, except as required in the course of the Employee’s employment by Company and at its direction and for its sole benefit, in any fashion, form or manner, directly or indirectly (i) use or divulge, disclose, communicate or provide or permit access to any person, firm, partnership, corporation or other entity, any Confidential Information of any kind, nature or description, or (ii) remove from Company’s premises any notes or records relating thereto, or copies or facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser, acoustic or other means).

(iii)            Promptly upon the request of Company, and immediately upon the termination of the Employee’s employment, the Employee shall not transfer to any third person and shall deliver to Company all Confidential Information, and other property belonging to the Company, including all copies thereof, in the possession or under the control of the Employee.

(iv)             The Employee represents that the performance of all the terms of this Agreement will not conflict with, and will not breach, any other invention assignment agreement, confidentiality agreement, employment agreement or non-competition agreement to which the Employee is or has been a party. To the extent that the Employee has confidential information or materials of any former employer, the Employee acknowledges that the Company has directed the Employee to not disclose such confidential information or materials to the Company or any of its employees, and that the Company prohibits the Employee from using said confidential information or materials in any work that the Employee may perform for the Company. The Employee agrees that the Employee will not bring with the Employee to the Company, and will not use or disclose any confidential, proprietary information, or trade secrets acquired by the Employee prior to his employment with the Company. The Employee will not disclose to the Company or any of its employees, or induce the Company or any of its employees to use, any confidential or proprietary information or material belonging to any previous employers or others, nor will the Employee bring to the Company or use in connection with the Employee’s work for the Company copies of any software, computer files, or any other copyrighted or trademarked materials except those owned by or licensed to the Company. The Employee represents that he is not a party to any other agreement that will interfere with his full compliance with this Agreement. The Employee further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

(v)               Notwithstanding the generality of the foregoing, nothing in this Agreement is intended to prohibit the Employee from filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency (each a “Governmental Agency”), including in relation to any whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Pursuant to 18 U.S.C. Section 1833(b), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(g)               Inventions. Any and all inventions, discoveries or improvements that the Employee has conceived or made or may conceive or make during the period of employment relating to or in any way pertaining to or connected with the systems, products, computer programs, software, apparatus or methods employed, manufactured or constructed by the Company or to systems, products, apparatus or methods with respect to which the Company engages in, requests or anticipates research or development, shall be promptly and fully disclosed and described by the Employee to the Company and shall be the sole and exclusive property of the Company, and the Employee shall assign, and hereby does assign to the Company the Employee’s entire right, title and interest in and to all such inventions, discoveries or improvements as well as any modifications or improvements thereto that may be made.

The obligations outlined in this Section 9(g) do not apply to:

(i)                 any invention that qualifies fully under California Labor Code Section 2870, a copy of which is attached as Exhibit E; and

(ii)              any rights the Employee may have acquired in connection with an invention, discovery or improvement that was developed by Employee when not performing Employee Duties; provided, in the case of this clause (ii), that (x) no employees, Confidential Information or trade secret information of the Company was used; and (y) such rights do not result directly from any of Employee’s Duties performed by the Employee for the Company during the Term.

(h)              Maryland Law. The Employee agrees, in accordance with Maryland law, to first offer to the Company corporate opportunities learned of solely as a result of the performance of his Employee Duties for the Company.

(i)                 Breach. It is expressly agreed that each breach of this Section 9 is a distinct and material breach of this Agreement and that solely a monetary remedy would be inadequate, impracticable and extremely difficult to prove, and that each such breach would cause the Company irreparable harm. It is further agreed that, in addition to any and all remedies available at law or equity (including money damages), either party shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Section, without the necessity of proving actual damages. It is further agreed that either party shall be entitled to seek such equitable relief in any forum, including a court of law, notwithstanding the provisions of Section 11. Either party may pursue any of the remedies described herein concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other such remedies. Any breach of this Section 9 shall immediately terminate any obligations by the Company to provide the Employee with severance and continued benefits pursuant to Section 6 or 7 of this Agreement.

(j)                Unenforceability. Should any portion of this Section 9 be deemed unenforceable because of its scope, duration or effect, and only in such event, then the parties expressly consent and agree to such limitation on scope, duration or effect as may be finally adjudicated as enforceable, to give this Section 9 its maximum permissible scope, duration and effect.

10.              Notices. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:	Redwood Trust, Inc.

Attn: General Counsel

One Belvedere Place, Suite 300

Mill Valley, CA 94941

Phone: (415) 389-7373

Fax: (415) 381-1773

If to the Employee:	Martin S. Hughes

53 Bridgegate Drive

San Rafael, CA 94903

Phone: 415-505-2077

Fax: [Not applicable]

Either party may change such party’s address for notices by notice duly given pursuant hereto.

11.              Resolution of Disputes. To ensure the rapid and economical resolution of disputes that may arise in connection with the Employee’s employment with the Company, the Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Employee’s employment, or the termination of the Employee’s employment

(“Arbitrable Claims”) shall be submitted to confidential mediation in San Francisco, California conducted by a mutually agreeable mediator from Judicial Arbitration and Mediation Services (“JAMS”) or its successor under the JAMS Rules of Practice and Procedure (the “JAMS Rules”) then in effect, which can be found at www.jamsadr.com/adr-rules-procedures/. The cost of JAMS’ mediation fees shall be paid by the Company. In the event that mediation is unsuccessful in resolving the Arbitrable Claims, the Arbitrable Claims shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by JAMS or its successor, under the then-applicable JAMS Rules. The Employee acknowledges that by agreeing to this arbitration procedure, both the Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that the Employee or the Company would be entitled to seek in a court of law, including, without limitation, the award of attorneys’ fees based on a determination of the extent to which each party has prevailed as to the material issues raised in determination of the dispute. The Company shall pay all JAMS’ arbitration fees in excess of those which would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either the Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such mediation or arbitration.

12.              Termination of Prior Agreements. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Employee by the Company, including but not limited to the Prior Agreement.

13.              Assignment Successors. This Agreement is personal in its nature, and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

14.              Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California.

15.              Entire Agreement; Headings. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all other or prior agreements, whether oral or written, with respect thereto, including but not limited to the Prior Agreement, and excluding the plans and programs under which compensation and benefits are provided pursuant to Sections 3 and 4 hereof to the extent such plans and programs are not inconsistent with this Agreement. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

16.              Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

17.              Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

18.              Indemnification. The Company shall indemnify and hold the Employee harmless to the maximum extent permitted by Section 2-418 of the Maryland General Corporations Law or its successor statute, or if greater, by the Company’s Bylaws, by any applicable resolution of the Board or by the terms providing the most extensive indemnification contained in any written agreement between the Company and any director or officer of the Company. The Company shall provide that the Employee will continued to be a beneficiary under all director and officer liability policies maintained by the Company from time to time for the benefit of its directors and officers, entitled to all benefits provided thereunder to persons serving in a comparable role for the Company.

19.              Section 409A. Any payments under this Agreement subject to Section 409A of the Code that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as a termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to the Employee during the six (6)-month period following the Employee’s “separation from service” from the Company (within the meaning of Section 409A of the Code, a “Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Employee’s death), the Company shall pay the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such period. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. All payments of nonqualified deferred compensation subject to Section 409A of the Code to be made upon a termination of employment under this Agreement may only be made upon the Employee’s Separation from Service.

20.              Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21.              Successor Sections. References herein to sections or rules of the Code or the Securities Exchange Act of 1934, as amended, shall be deemed to include any successor sections or rules.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee has hereunto signed this Agreement, as of the Effective Date.

REDWOOD TRUST, INC.

By:	/s/ ANDREW P. STONE
Andrew P. Stone Executive Vice President, General Counsel, & Secretary

EMPLOYEE

/s/ MARTIN S. HUGHES
Martin S. Hughes

[Signature page to Amended and Restated Employment Agreement]

EXHIBIT A

DUTIES

1)	Assistance with the Company’s outreach program in Washington, D.C.

2)	Provision of strategic advice to the Company’s Chief Executive Officer (as may be requested from time to time).

3)	Provision of management advice to the Company’s Chief Executive Officer (as may be requested from time to time).

4)	As requested by the Board or individual Board members, provide advice and consultation relating to the Company’s business and operations.

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EXHIBIT B

RELEASE AGREEMENT

Except as otherwise set forth in this Release Agreement or in the Amended and Restated Employment Agreement effective May 22, 2018 between Martin S. Hughes and Redwood Trust, Inc., Martin S. Hughes (“Employee”) hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Employee signs this Release Agreement. This general release includes, but is not limited to: (A) all claims arising out of or in any way related to Employee’s employment with the Company prior to Employee’s execution of this Release Agreement; (B) all claims related to Employee’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (C) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (D) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (E) all federal, state and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended); and (F) all claims and rights with respect to Employee’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify Employee pursuant to agreement, the Company’s bylaws or binding resolutions, or applicable law.

Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given under his Employment Agreement with the Company for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) this waiver and release does not apply to any rights or claims that may arise after the date Employee signs this Release Agreement; (B) Employee should consult with an attorney prior to signing this Release Agreement (although Employee may choose voluntarily not do so); (C) Employee has twenty-one (21) days to consider this Release Agreement (although Employee may choose voluntarily to sign this Release Agreement earlier); (D) Employee has seven (7) days following the date that he signs this Release Agreement to revoke the Release Agreement by providing written notice to an officer of the Company; and (E) this Release Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after Employee signs this Release Agreement. Employee acknowledges that he has read and understands Section 1542 of the California Civil Code which reads as follows:

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A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his release of any claims hereunder.

IN WITNESS WHEREOF, Employee has hereunto signed this Agreement, as of the date set forth below.

EMPLOYEE

By:
Martin S. Hughes

Date:

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INDIVIDUAL TERMINATION

EXHIBIT C

RELEASE AGREEMENT

Except as otherwise set forth in this Release Agreement or in Sections 7 and 18 of the Amended and Restated Employment Agreement effective May 22, 2018 between Martin S. Hughes and Redwood Trust, Inc., Martin S. Hughes (“Employee”) hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Employee signs this Release Agreement. The Company, its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns, hereby releases Employee and his heirs, executors, successors and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date the Company signs this Release Agreement. This general mutual release includes, but is not limited to: (A) all claims arising out of or in any way related to Employee’s employment with the Company or the termination of that employment; (B) all claims related to Employee’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (C) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (D) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (E) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended); and (F) all claims and rights with respect to Employee’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify Employee pursuant to agreement, the Company’s bylaws or binding resolutions, or applicable law.

Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given under his Employment Agreement with the Company for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) this waiver and release does not apply to any rights or claims that may arise after the date Employee signs this Release Agreement; (B) Employee should consult with an attorney prior to signing this Release Agreement (although Employee may choose voluntarily not do so); (C) Employee has twenty-one (21) days to consider this Release Agreement (although Employee may choose voluntarily to sign this Release Agreement earlier); (D) Employee has seven (7) days following the date that he signs this

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Release Agreement to revoke the Release Agreement by providing written notice to an officer of the Company; and (E) this Release Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after Employee signs this Release Agreement. Both Employee and the Company acknowledge that each has read and understands Section 1542 of the California Civil Code which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Both Employee and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to each party’s release of any claims hereunder.

Mutual Nondisparagement.

(a)                Nondisparagement by Employee. At all times following the cessation of Employee’s employment with the Company, Employee agrees not to make negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Company or any entity controlled by, controlling or under common control with the Company (“Affiliates”) or any of the officers, directors, managers, employees, services, operations, investments or products of the Company or any of its Affiliates. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s or entity’s respective business, business reputation, business operations, or personal reputation.

(b)                Nondisparagement by Designated Company Representatives. At all times following the cessation of Employee’s employment with the Company, the Company agrees not to publish, and agrees to cause the Designated Company Representatives not to make, negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, Employee. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s business reputation or personal reputation. For purposes of this sub-section (b), the “Designated Company Representatives” are (i) all Employee officers of the Company while serving in such capacity and (ii) all members of the Board of Directors while serving in such capacity.

(c)                The foregoing sub-sections (a) and (b) shall not be violated by truthful comments or statements (i) made in response to legal process, in required governmental testimony or filings, in judicial, administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), in compliance with law, administrative rule, or regulation, or made pursuant to a court or administrative order, or in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, (ii) made by members of the Board of Directors in the course of meetings or discussions of the Board of Directors (or any committee thereof) or in communications between members of the Board of Directors and Employee, and not disclosed to the public, (iii) made by a member of the Board of

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Directors in the good faith belief that the statements are required for the proper discharge of his or her fiduciary duties, or (iv) made by the Board of Directors in connection with a termination of Employee for Cause.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has hereunto signed this Agreement, as of the date set forth below.

EMPLOYEE

By:
Martin S. Hughes

Date:

COMPANY

Name:

Date:

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GROUP TERMINATION

EXHIBIT D

RELEASE AGREEMENT

Except as otherwise set forth in this Release Agreement or in Sections 7 and 18 of the Amended and Restated Employment Agreement effective May 22, 2018 between Martin S. Hughes and Redwood Trust, Inc., Martin S. Hughes (“Employee”) hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Employee signs this Release Agreement. The Company, its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns, hereby releases Employee and his heirs, executors, successors and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date the Company signs this Release Agreement. This general mutual release includes, but is not limited to: (A) all claims arising out of or in any way related to Employee’s employment with the Company or the termination of that employment; (B) all claims related to Employee’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (C) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (D) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (E) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended); and (F) all claims and rights with respect to Employee’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify Employee pursuant to agreement, the Company’s bylaws or binding resolutions, or applicable law.

Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given under his Employment Agreement with the Company for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) this waiver and release does not apply to any rights or claims that may arise after the date Employee signs this Release Agreement; (B) Employee should consult with an attorney prior to signing this Release Agreement (although Employee may choose voluntarily not do so); (C) Employee has forty-five (45) days to consider this Release Agreement (although he may choose voluntarily to sign this Release Agreement earlier); (D) Employee has seven (7) days following the date that he signs this Release

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Agreement to revoke the Release Agreement by providing written notice to an officer of the Company; (E) this Release Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after Employee signs this Release Agreement; and (F) Employee has received with this Release Agreement a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

Both Employee and the Company acknowledge that each has read and understands Section 1542 of the California Civil Code which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Both Employee and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to each party’s release of any claims hereunder.

Mutual Nondisparagement.

(a)                Nondisparagement by Employee. At all times following the cessation of Employee’s employment with the Company, Employee agrees not to make negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Company or any entity controlled by, controlling or under common control with the Company (“Affiliates”) or any of the officers, directors, managers, employees, services, operations, investments or products of the Company or any of its Affiliates. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s or entity’s respective business, business reputation, business operations, or personal reputation.

(b)                Nondisparagement by Designated Company Representatives. At all times following the cessation of Employee’s employment with the Company, the Company agrees not to publish, and agrees to cause the Designated Company Representatives not to make, negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, Employee. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s business reputation or personal reputation. For purposes of this sub-section (b), the “Designated Company Representatives” are (i) all Employee officers of the Company while serving in such capacity and (ii) all members of the Board of Directors while serving in such capacity.

(c)                The foregoing sub-sections (a) and (b) shall not be violated by truthful comments or statements (i) made in response to legal process, in required governmental testimony or filings, in judicial, administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), in compliance with law, administrative rule, or regulation, or made pursuant to a court or administrative order, or in connection with reporting possible

D-2

violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, (ii) made by members of the Board of Directors in the course of meetings or discussions of the Board of Directors (or any committee thereof) or in communications between members of the Board of Directors and Employee, and not disclosed to the public, (iii) made by a member of the Board of Directors in the good faith belief that the statements are required for the proper discharge of his or her fiduciary duties, or (iv) made by the Board of Directors in connection with a termination of Employee for Cause.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has hereunto signed this Agreement, as of the date set forth below.

EMPLOYEE

By:
Martin S. Hughes

Date:

COMPANY

Name:

Date:

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EXHIBIT E

California Labor Code

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)       Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)       Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)       Result from any work performed by the employee for the employer.

(b)       To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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